Exhibit 2.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “PRIME HARVEST INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF CONVERSION, FILED THE TWENTY-FIRST DAY OF AUGUST, A.D. 2020, AT 5:53 O`CLOCK P.M.

CERTIFICATE OF INCORPORATION, FILED THE TWENTY-FIRST DAY OF AUGUST, A.D. 2020, AT 5:53 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “PRIME HARVEST INC.”.

3503430 8100H SR# 20212715664	Authentication: 203684478 Date: 07-15-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:53 PM 08/21/2020 FILED 05:53 PM 08/21/2020 SR 20206883071 - File Number 3503430

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265

OF THE DELAWARE GENERAL CORPORATION LAW

L	The jurisdiction where the Non-Delaware Corporation first formed is British Columbia, Canada.

2.	The jurisdiction immediately prior to filing this Certificate is British Columbia, Canada.

3.	The date of the Non-Delaware Corporation first formed is March 29, 2017.

4.	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is 1113131 BC LTD.

5.	The name of the Corporation as set forth in the Certificate oflncorporation is Prime Harvest Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 21 day of August, 2020.

Prime Harvest Inc.

By:
Name:	Eulenthius Alexander
Title:	Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 05:53 PM 08/21/2020 FILED 05:53 PM 08/21/2020 SR 20206883071 - File Number 3503430

CERTIFICATE OF INCORPORATION

OF

PRIME HARVEST INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the "DGCL''), certify as follows:

ARTICLE I

NAME

The name of the corporation is Prime Harvest Inc. (the "Corporation").

ARTICLE II

ADDRESS AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 1. Shares, Classes and Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 220,000,000 shares, each with a par value of $0.0001 per share, of which 200,000,000 shares shall be common stock ("Common Stock") and 20,000,000 shares shall be preferred stock ("Preferred Stock'').

Section 2. Preferred Stock Designation. The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 3. Common Stock. All shares of Common Stock shall be identical to each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote. The holders of Common Stock shall not be permitted to cumulate their votes for the election of directors.

Section 4. Increase of Authorized Shares. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affmnative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of this Article III.

ARTICLEV

DIRECTORS

Section I. Nominations. Nominations by stockholders of persons for election to the Board of Directors shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation (the "Bylaws''). Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

Section 2. Number of Directors and Classification. The total number of authorized directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the closing date of the first sale of the Corporation's Common Stock pursuant to an exemption from registration under the Securities Act of 1933, as amended, pursuant to Regulation A (the "Effective Date''), the term of office of the second class (Class II) to expire at the second annual meeting of stockholders following the Effective Date; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders following the Effective Date; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

Section 3. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws. Any adoption, amendment, alteration or repeal of the Bylaws by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. Limitation of Director Liability. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Section 7.I shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 2. Indemnification. The Corporation shall, to the fullest extent permitted by applicable law, including, without limitation, Section 145 of the Delaware General Corporation Law, as the same exists or may be amended, indemnify, defend and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees and costs), judgments, fines, settlements, demands, actions, and suits relating to or arising out of (a) the business of the Corporation, (b) the exercise by that lndemnitee of any authority conferred on that Indemnitee, or the performance of any duties and obligations imposed on that Indemnitee, under the Certificate of Incorporation, these By-Laws or any resolutions of the Board or the Stockholders, (c) that lndemnitee's service, at the Corporation's request, as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or (d) the successful assertion by that lndemnitee in a legal proceeding that that lndemnitee is entitled to indemnification by the Corporation under these By-Laws or otherwise. "Indemnitee" means any director, officer, employee or agent of the Corporation and any person serving, at the Corporation's request, as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of that legal proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Indemnitee in connection with a legal proceeding (or part thereof) commenced by that lndemnitee only if the commencement of that proceeding (or part thereof) by that Indemnitee was authorized in the specific case by the Board of Directors. Any amendment, repeal or modification of this Section 7.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

SHAREHOLDER ACTION

Section 1. Action by Stockholders Without a Meeting. Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting at which all shares entitled to vote thereon were present and voted.

Section 2. Power to Call a Special Meeting of the Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

ARTICLE IX

AMENDMENTS

In addition to any affrrmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any alteration, amendment, repeal or rescission (collectively, any "Change'') of any provision of this Certificate of Incorporation must be approved by the affirmative vote of the holders of at least two-thirds (or such greater proportion as may otherwise be required pursuant to any specific provision of this Certificate of Incorporation) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that if a majority of the Board of Directors recommends the Change, then such Change shall only require the affirmative vote of the holders of a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock of the Corporation entitled to vote thereon. Subject to the foregoing, the Corporation reserves the right to amend this Certificate of Incorporation from time to time in any and as many respects as may be desired and as may be lawfully contained in an original certificate of incorporation filed at the time of making such amendment.

Except as may otherwise be provided in this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert herein any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article IX..

Signed on August 21, 2020.

Eulenthius Alexander Incorporator
1900, 520 3rd Ave. SW
Calgary, Alberta T2P 0R3

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